CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this amended Registration Statement on Form S-11, of our report dated November 11, 2011, of Medical Hospitality Group, Inc. (a development stage company) relating to the financial statements as of September 30, 2011 and for the period from January 18, 2011 (Inception) to September 30, 2011.  We also consent to the use of our report dated May 20, 2011, of Medical Hospitality Group, Inc. (a development stage company) relating to the financial statements as of March 31, 2011 and for the period from January 18, 2011 (Inception) to March 31, 2011 in the aforementioned Registration Statement.

We consent to the reference to our firm under caption “Experts” in this amended Registration Statement.

/s/ Chapman, Hext & Co., P.C.

Richardson, Texas

November 11, 2011